UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
Duolingo, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Duolingo, Inc.
5900 Penn Avenue
Pittsburgh, Pennsylvania 15206

SUPPLEMENT TO THE PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2024
11:30 A.M. EASTERN TIME

This supplement, dated May 22, 2024 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A filed by Duolingo, Inc. (the “Company”) with the Securities and Exchange Commission on April 25, 2024 (the “Proxy Statement”) relating to the Company’s 2024 Annual Meeting of Stockholders to be held on June 12, 2024 beginning at 11:30 a.m., Eastern Time (the “Annual Meeting”).
General Information About the Annual Meeting and Voting
This Supplement updates and replaces the table under the “General Information About the Annual Meeting and Voting — How many votes are required to approve each proposal?” The revised text of the Proxy Statement reads as follows:
How many votes are required to approve each proposal?
The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required for Approval	Voting Options	Impact of “Withhold” or “Abstain” Votes	Impact of Broker Non-Votes
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class III directors.	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT”	None(1)	None(2)
Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2024.	The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.	“FOR” “AGAINST” “ABSTAIN”	None(3)	None(4)
Proposal No. 3: Approval, on an advisory (non-binding) basis, the compensation of our named executive officers (“Say-on-Pay” Vote)	The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.	“FOR” “AGAINST” “ABSTAIN”	None(3)	None(2)

(1)Votes that are “withheld” will not count as a vote for or against a director, because directors are elected by plurality voting.
(2)As this proposal is not considered a routine matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal, and broker non-votes will have no effect on this proposal.

(3)A vote marked as an “Abstention” is not considered a vote cast and will, therefore, have no effect on this proposal.
(4)As this proposal is considered a routine matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal. We do not expect any broker non-votes on this proposal, however, if a broker does not exercise its discretion and does not vote on this proposal, the broker non-vote would have no effect on this proposal.

Corporate Governance Update
Director Resignation
On May 6, 2024, Laela Sturdy notified the Company of her resignation from the Company’s Board of Directors (the “Board”), including its Audit Committee and its Mergers and Acquisition Committee, effective as of such date. Ms. Sturdy’s departure does not otherwise impact the composition of the committees of the Board, and each of the Classes of the Board remains as currently composed. As Mr. Sturdy is not standing for election at the Annual Meeting, the slate of nominees set forth in the Proxy Statement and proxy card for the Annual Meeting remains unchanged.
Impact on Voting at the Annual Meeting
This Supplement should be read in conjunction with the Proxy Statement. This Supplement does not change the proposals to be voted on at the Annual Meeting or the recommendations of the Board with respect to such proposals as described in the Proxy Statement. From and after the date of this Supplement, any references to the Proxy Statement are to the Proxy Statement as supplemented hereby.
If you have already submitted your proxy, or voted by telephone or Internet, you do not need to take additional action unless you wish to change your vote. If you wish to change your vote, the Proxy Statement contains information on how to do so. The form of proxy included in the Company’s Proxy Statement remains valid, and no new proxy cards are being distributed. Proxies already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Thank you for your support.
On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Luis von Ahn
Co-Founder, Chief Executive Officer and Chairman of the Board